                                                                       EXHIBIT 4


                     SETTLEMENT AGREEMENT REGARDING CLAIM OF
                            UNION BANK OF SWITZERLAND



         THIS SETTLEMENT AGREEMENT ("Settlement Agreement") is entered into in July, 1997 [approved by the Court on August 18, 1997], by Oren L. Benton ("Benton"), CSI Enterprises, Inc. ("CSI"), NUEXCO Trading Corporation ("NTC"), Energy Fuels Exploration Company ("EFEX"), Energy Fuels, Ltd. ("EFL"), and Energy Fuels Mining Joint Venture ("EFMJV") (collectively, the "Bankruptcy Estates"), each as Debtor and Debtor in Possession; the Official Creditors' Committee for CSI Enterprises, Inc. and the Jointly-Administered Debtors (the "Committee"); and Union Bank of Switzerland ("UBS").


         A. On February 23, 1995, Benton, CSI, NTC, EFEX and EFL filed the above-captioned cases under chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Colorado (the "Bankruptcy Court"). The Benton, CSI, NTC, EFEX and EFL cases are jointly-administered under chapter 11 Case No. 95-11642-CEM. On August 12, 1996, EFMJV filed a case under chapter 11 of the Bankruptcy Code and on August 22, 1996, the Bankruptcy Court ordered the EFMJV case to be jointly administered with the Benton, CSI, NTC, EFEX and EFL cases (collectively, the "Cases").

         B. UBS has filed Proofs of Claim (the "UBS Claims") in the following
Cases:

                  1.       The Benton Case;

                  2.       The NTC Case;

                  3.       The EFEX Case; and

                  4.       The EFL Case.

         C. UBS asserts that the UBS Claims are fully secured in the Cases. The Committee has contested the rights of UBS in portions of its claimed collateral.

         D. UBS also asserts some or all of the claims it asserts in the UBS Claims against Nuexco Exchange A.G., a Swiss entity ("NEAG") presently in insolvency proceedings in Switzerland.

         E. The Bankruptcy Estates, the Committee and UBS have been actively engaged in settlement discussions and desire to resolve all disputes regarding the UBS Claims by entering into this Settlement Agreement.

         NOW, THEREFORE, the Committee, the Bankruptcy Estates and UBS agree as follows:


                             SETTLEMENT AGREEMENT

         1. Definitions. In addition to terms defined elsewhere in this Settlement Agreement, the following terms used in this Settlement Agreement have the meanings set forth below:

         "Additional Release Effective Date" is defined in Section 11 of this Settlement Agreement.

         "Additional Releases" is defined in Section 10 of this Settlement Agreement.

         "Allowed Claims" means the Benton Claim, the NTC Claim, the EFEX Claim and the NEAG Claim (as each such term is defined in Section 2 of this Settlement Agreement).

         "Asset" or "Assets" has the meaning provided in the Plan.

         "Benton Ramtron Obligation" means the obligation of the Benton and NTC Bankruptcy Estates (which obligation is an administrative claim) to pay UBS $10,226,221.91 plus interest at the rate of ten percent (10%) per annum from and after the Effective Date until paid in full.

         "Collateral Liquidation Escrow" means the escrow account or accounts into which proceeds realized from the liquidation of contracts and/or uranium products in which UBS asserted a lien during the pendency of the Cases were deposited.

         "Coverage Amount," at any time, means the product of (i) four and (ii) $6,683,131 minus the amount on deposit in the UBS Distribution Escrow at such time.

         "Coverage Ratio," at any time, means the ratio of (i) Net Assets to
(ii) $6,683,131 minus the amount on deposit in the UBS Distribution Escrow at such time.

         "CPC" means Consumer Energy Company, formerly known as Consumers Power Company.

         "Distribution" has the meaning provided in the Plan.

         "Effective Date" is defined in Section 11 of this Settlement Agreement.

         "EUP" means enriched uranium product.

         "German Collateral" means the (i) INB Claimed Material, (ii) all money or other property received by or for the benefit of UBS from anyone (including any amounts paid by other parties to the INB Litigation in reimbursement of UBS' attorneys' fees and expenses), whether by judgment, settlement or otherwise, as a result of the INB Litigation and (iii) any and all proceeds of either of the foregoing.

         "INB" means Industrias Nucleares de Brasil.

         "INB Claimed Material" means the uranium material stored at the facilities of Siemens AG and/or Urenco Deutschland GmbH in Germany in which NTC, UBS, NEAG and INB assert interests and otherwise designated as those portions of Lots 2 and 5 in that certain loan agreement between INB and NEAG.


         "INB Litigation" means any and all pending or threatened litigation between NEAG and/or UBS and INB regarding the INB Claimed Material, no matter where, or in what forum, the same is pending.


         "Liquidating Trust" has the meaning provided in the Plan.

         "Liquidating Trustee" has the meaning provided in the Plan.

         "Net Assets," at any time, means the aggregate liquidation value of the undistributed Assets of the NTC Bankruptcy Estate at such time as determined in good faith by the Liquidating Trustee minus the amount of unpaid administrative, priority and secured claims against the NTC Bankruptcy Estate at such time provided that, for purposes of this definition, Net Assets shall exclude that portion of the liquidation value of any single Asset (other than cash or cash equivalents) at such time as determined in good faith by the Liquidating Trustee which exceeds 50% of the Coverage Amount.

         "NPPD" means Nebraska Public Power Supply District.

         "Petition Date" means February 23, 1995.

         "Plan" means the Modified First Amended Plan of Reorganization for the Jointly-Administered Debtors, as subsequently amended or modified.

         "Ramtron" means Ramtron International, Inc.

         "Ramtron Call Price" means $9.94.

         "Richland EUP" means the EUP located at SPC's facility at Richland, Washington, containing 864,830 KgU as UF6 and 457,485 SWU, in which NTC, the Utilities, UBS and SPC claim interests.

         "Rio Narcea" means Rio Narcea Gold Mines, Ltd.

         "SPC" means Siemens Power Corporation.

         "Supply System" means Washington Public Power Supply System.


         "SWU" means separative work unit.


         "UBS Distribution Escrow" is defined in Section 7.A of this Settlement Agreement.

         "UBS Distribution Escrow Maximum" means $6,683,131 less the amounts, if any, specified in Sections 7.B(3) and 7.D of this Settlement Agreement.

         "UBS Ramtron Stock" means 1,406,633 shares of Ramtron common stock pledged to UBS by Benton.

         "UEC" means Union Electric Company.

         "Utilities" means UEC, the Supply System, NPPD and CPC.

         2. Allowance of Claims. UBS shall be allowed claims in the Cases and against NEAG as set forth in this Section 2 in full satisfaction of the UBS Claims and all claims by UBS against NEAG. Notwithstanding the amounts of the Allowed Claims as set forth in this Section 2 or anything to the contrary in this Settlement Agreement, UBS' recovery on account of the Allowed Claims shall be limited to (i) UBS' share of the Collateral Liquidation Escrow as provided in
Section 5 of this Settlement Agreement, (ii) payment in full of the Benton Ramtron Obligation as provided in Section 4 of this Settlement Agreement, (iii) UBS' share of the payments to be made by the Utilities as provided in Section 6 of this Settlement Agreement, (iv) the German Collateral, and (v) the amounts payable to UBS from the UBS Distribution Escrow as provided in Section 7 of this Settlement Agreement. The Allowed Claims represent all claims UBS holds against the Bankruptcy Estates, NEAG or any of their affiliates (as defined in 11 U.S.C. ss. 101(2)), and any other claims or scheduled amounts against any of the Bankruptcy Estates or NEAG shall be disallowed.

                  A. Benton Claim. UBS shall be allowed a claim against the Benton Bankruptcy Estate in the amount of $52,240,479 (the "Benton Claim"). UBS shall accept payment in full of the Benton Ramtron Obligation and all other payments described in this Settlement Agreement in full satisfaction of the Benton Claim.

                  B. NTC Claim. UBS shall be allowed a claim against the NTC Bankruptcy Estate as provided in Section 6.2 of the Plan (the "NTC Claim") in the maximum amount of $38,665,575. Notwithstanding the foregoing, the recovery of UBS

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on account of the NTC Claim shall be limited as set forth in Section 7 of this
Settlement Agreement.

                  C. EFEX Claim. UBS shall be allowed a claim against the EFEX Bankruptcy Estate (the "EFEX Claim") in an amount equal to $15,879,738.


                  D. NEAG Claim. UBS shall be allowed a claim against NEAG in the principal amount of $54,602,800 plus (i) interest at the rate of 11% per annum (both before and after the commencement of NEAG's insolvency proceeding), and (ii) all attorneys' fees incurred by UBS (the "NEAG Claim"). Notwithstanding the foregoing, interest which accrues, and attorneys' fees incurred by UBS, after April 16, 1996 shall be allowed as agreed amongst the creditors of NEAG.


         3. Security. The Allowed Claims shall be deemed to be secured as set forth in this Section 3. The security interests provided in this Section 3 are in full and complete satisfaction of all claims of UBS to a security interest, lien, charge or other interest in any property of the Bankruptcy Estates, NEAG, or any of the Bankruptcy Estates' or NEAG's affiliates (as defined in 11 U.S.C. ss. 101(2)). All claims of UBS to a security interest, lien, charge or other interest in property, other than as expressly set forth in this Section 3, are of no force and effect.

                  A. UBS Ramtron Stock. The Benton Claim and the Benton Ramtron Obligation shall be deemed to be secured by a valid and perfected security interest in the UBS Ramtron Stock.

                  B. Rights to Other Collateral. The Allowed Claims shall be deemed to be secured by a valid and perfected interest in (i) UBS' share of the Collateral Liquidation Escrow as provided in Section 5 of this Settlement Agreement, (ii) UBS' share of the payments to be made by the Utilities as provided in Section 6 of this Settlement Agreement, and (iii) the UBS Distribution Escrow.

                  C. NEAG Claim.

                            (1) The NEAG Claim shall be deemed to be secured by
a valid and perfected security interest in the INB Claimed Material, and UBS shall be entitled to the proceeds of the INB Claimed Material.

                            (2) On the Effective Date, UBS shall be deemed to
have assigned to the Liquidating Trust (without recourse or warranty) all of its rights, title and interest in and to the NEAG Claim, except for UBS' interest in, or claims to, the German Collateral (the "Assigned NEAG Claim"). In connection with such assignment, the NTC Bankruptcy Estate hereby assumes any indemnification liability UBS might otherwise have pursuant to Section 17 of the NEAG Settlement Agreement. The allowance of the Assigned NEAG Claim against NEAG shall be the subject of a separate agreement

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between NEAG and the NTC Bankruptcy Estate. The Liquidating Trust shall be entitled to recover from NEAG as an unsecured creditor on the Assigned NEAG Rights to the same extent UBS would have recovered had UBS retained the Assigned NEAG Rights, provided that the Liquidating Trust's recovery shall not be diminished, reduced or offset by any amounts received by UBS on the NTC Claim.

         4.       Disposition of UBS Ramtron Stock.

                  A. Bankruptcy Estate's Right to Control Disposition. On the Effective Date, UBS shall return the certificates representing the UBS Ramtron Stock to the Liquidating Trustee. During the 16 months following the Effective Date, the Liquidating Trustee shall be entitled to control the ultimate disposition of such stock. The proceeds of any sale of the UBS Ramtron Stock shall be paid immediately to UBS up to the amount of the Benton Ramtron Obligation. The Liquidating Trustee shall not sell the UBS Ramtron Stock for less than the Benton Ramtron Obligation without the prior consent of UBS. In such event, the Liquidating Trustee shall pay all proceeds of the sale to UBS in partial satisfaction of the Benton Ramtron Obligation and shall not make any Distribution on account of any Class 4 or Class 5 Claim (as defined in the Plan) against the Benton or NTC Bankruptcy Estates until the Benton Ramtron Obligation has been paid in full. UBS has no obligation to accept payment in respect of the Benton Ramtron Obligation unless and until the Liquidating Trustee consummates a bona fide sale of the UBS Ramtron Stock.

                  B. UBS Put/Call.

                            (1) In consideration for giving the Liquidating
Trustee the right to dispose of the UBS Ramtron Stock, UBS shall receive a put/call right for such stock. At any time during the 16 months following the Effective Date, UBS shall be entitled to call the UBS Ramtron Stock upon 30 days notice to the Liquidating Trust in the manner provided in Section 12 of this Settlement Agreement. Prior to the expiration of such 30 day period, the Liquidating Trust shall retain the right to sell the UBS Ramtron Stock as provided in this Section 4. If the Liquidating Trustee has not otherwise sold the UBS Ramtron Stock prior to the end of such 30 day period, he shall then sell the UBS Ramtron Stock to UBS at the Ramtron Call Price which UBS may pay by setting off against the Benton Ramtron Obligation.

                            (2) In the event the Liquidating Trustee is
unsuccessful in disposing of the UBS Ramtron Stock within the 16 month period after the Effective Date, the UBS Ramtron Stock will be deemed put to the Liquidating Trustee without the need for any further action. At such time, the Liquidating Trustee shall deliver notice of the expiration of the 16 month period to UBS in the manner provided in Section 12 of this Settlement Agreement. Notwithstanding the deemed put described above, UBS shall have 10 business days from its receipt of the Liquidating Trustee's notice to notify the Liquidating Trustee in the manner provided in Section 12 of this Settlement Agreement

                                        6

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that it will retain the UBS Ramtron Stock. If the Liquidating Trustee does not receive such a notice from UBS prior to the end of the 10 business day period, the Liquidating Trustee shall promptly pay UBS an amount equal to the Benton Ramtron Obligation. If UBS elects to retain the UBS Ramtron Stock, the Benton Ramtron Obligation shall be deemed satisfied in full.

                            (3) The put and call granted UBS in this Section 4.B
shall terminate upon the sale of all of the UBS Ramtron Stock by the Liquidating Trustee.

         5. Distribution of Collateral Liquidation Escrow. On the Effective Date, the Collateral Liquidation Escrow shall be distributed to UBS and the Liquidating Trust as provided in this Section 5. UBS shall be distributed $28,299,879 from the Collateral Liquidation Escrow and the Bankruptcy Estates shall be distributed $7,440,435. Interest earned on the funds deposited in the Collateral Liquidation Escrow shall be divided pro rata between UBS and the Liquidating Trust. UBS' share of the Collateral Liquidation Escrow shall be distributed to it in full and complete satisfaction of UBS' security interest therein. The Liquidating Trust's share of the Collateral Liquidation Escrow and the accrued interest thereon shall be free and clear of any lien, charge or security interest asserted by UBS.


         6. Richland EUP. The Liquidating Trust shall pay $520,000 to UBS in full and complete satisfaction of UBS' security interest in the Richland EUP.


         7. Satisfaction of NTC Claim. Notwithstanding anything to the contrary in this Settlement Agreement, UBS shall accept an amount equal to the UBS Distribution Escrow Maximum plus any interest distributable to UBS as provided in Section 7.A(3) of this Settlement Agreement in full satisfaction of the NTC Claim. This sum shall be payable solely from the UBS Distribution Escrow as provided in this Section 7.

                  A. UBS Distribution Escrow. The NTC Bankruptcy Estate shall establish a distribution escrow for the benefit of UBS (the "UBS Distribution Escrow"). The amount of funds deposited by the NTC Bankruptcy Estate into the UBS Distribution Escrow (excluding interest earned) shall not exceed the UBS Distribution Escrow Maximum.

                  B. Escrow Funding. Subject to the UBS Distribution Escrow Maximum, the NTC Bankruptcy Estate shall deposit into the UBS Distribution
Escrow:

                            (1) All Distributions to Class 4 Creditors (as
defined in the Plan) of the NTC Bankruptcy Estate to which UBS is entitled under the Plan on account of the maximum NTC Claim.

                            (2) The first net proceeds received by the NTC
Bankruptcy Estate from the sale of its holdings of Ramtron (other than the UBS Ramtron Stock) and Rio Narcea.

                            (3) The UBS Distribution Escrow Maximum shall be
reduced by any portion of the funds held by UBS in Account No. 513168.68X which are determined to be properly applied to reduce the UBS Claims, but not by any interest accrued on the account, which shall revert to UBS.

                  C. Interest. The NTC Bankruptcy Estate's obligation to fund the UBS Distribution Escrow shall not be offset or reduced by interest earned on funds deposited in the UBS Distribution Escrow. Any such interest shall be allocated to UBS and the NTC Bankruptcy Estate based on their entitlement to proceeds of the UBS Distribution Escrow.


                  D. German Collateral Proceeds. UBS shall receive any and all proceeds of the German Collateral. Notwithstanding the foregoing, after UBS shall have received proceeds of the German Collateral in an amount equal to (i) all of UBS' reasonable legal and out-of-pocket expenses incurred in the INB Litigation and (ii) $7.5 million, one-half of all additional proceeds of the German Collateral received by UBS shall reduce the UBS Distribution Escrow Maximum.


                  E. Distribution of Escrow Funds. The UBS Distribution Escrow shall be distributed promptly after the resolution, either by settlement or entry of a final judgment which is no longer subject to appeal or review, of the INB Litigation.

         8. INB Litigation Reporting. UBS shall provide the Liquidating Trustee with such information regarding the INB Litigation as the Liquidating Trustee may reasonably request (other than privileged materials including, without limitation, materials protected by the attorney-client or attorney work product privilege).


         9. Coverage Ratio. The NTC Bankruptcy Estate shall at all times maintain a Coverage Ratio of not less than 4:1. Unless the balance of the UBS Distribution Escrow is at least $6,683,131, no Distribution shall be made on account of any Class 4 or Class 5 Claim (as defined in the Plan) against the Benton or NTC Bankruptcy Estates if, after such Distribution, the Coverage Ratio would be less than 4:1. Prior to making any Distribution to unsecured creditors of the Benton or NTC Bankruptcy Estates, the Liquidating Trustee shall certify to UBS in writing that such Distribution will not cause a breach of this section. The Liquidating Trustee's certificate will set forth in reasonable detail the calculation of Net Assets and the Coverage Ratio demonstrating compliance with this Section 9 and shall identify any undistributed Asset with a value which exceeds 50% of the Coverage Amount.


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



         10. Release of Claims. Subject to the final sentence of this Section 10, on the Effective Date (i) each of the Bankruptcy Estates and the Committee shall be deemed hereby to irrevocably release any and all avoidance actions, claims, liabilities, causes of action or other rights, if any, against UBS, any property of UBS (including, without limitation, any property distributed to or retained by UBS under the Plan or this Settlement Agreement and any property and/or distributions UBS received from NEAG), or any of its officers, employees, shareholders, directors, agents, representatives and professionals, and (ii) UBS shall be deemed hereby to irrevocably release any and all claims, liabilities, causes of action or other rights, if any, it may have against the Bankruptcy Estates, the Committee, any of their property, or any of their officers, employees, directors, shareholders, agents, representatives and professionals. In addition, effective on the Additional Release Effective Date, (a) UBS shall be deemed hereby to irrevocably release any and all claims, liabilities, causes of action or other rights, if any, it may have against any of the Utilities, any of their property, or any of their officers, employees, directors, shareholders, agents, representatives and professionals, arising from or relating to the Cases or the Richland EUP and (b) UBS shall be deemed irrevocably to release SPC, any of its property, or any of its officers, employees, directors, shareholders, agents, representatives and professionals from any and all claims arising from or related to any action or inaction of SPC prior to the Effective Date regarding the Agreement Between Nuexco Trading Corporation and Siemens Power Corporation--Nuclear Division for the Storage of Enriched UF6, dated April 8, 1993, as amended from time to time, including, without limitation, claims based upon SPC's confirmation of NTC's assignment, transfer or granting of security interests in the Richland EUP (collectively, the "Additional Releases"). Notwithstanding the foregoing, nothing in this Section 10 shall in any way constitute a release of, or affect or otherwise impair, any of the following:


                  A. Any claim against SPC or any affiliate thereof in respect of the German Collateral or the INB Litigation; and

                  B. The Allowed Claims, the rights and obligations of the parties under this Settlement Agreement, the Plan, or any document, instrument or agreement executed, or court order issued, in connection with this Settlement Agreement or the Plan; and

                  C. Any claims UBS may have against Benton personally under section 523(a) of the Bankruptcy Code and UBS' right to pursue an action against Benton seeking a determination that Benton's obligations to UBS are non-dischargeable unless and until each other member of the Committee waives or releases any similar claims or actions it may have; and

                  D. UBS' right to seek additional consideration out of the post-petition earnings of Benton consistent with the Bankruptcy Code if any other member of the Committee seeks such consideration.


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



         11.      Bankruptcy Court Approval.

                  A. Settlement Effective Date. This Settlement Agreement is contingent upon the occurrence of the following ("Effective Date"): (1) the occurrence of the Effective Date as defined in the Plan; and (2) entry of an order or orders of the Bankruptcy Court (a) overruling all objections to the UBS Claims or this Settlement Agreement that may at any time be pending, (b) approving this Settlement Agreement and directing the Bankruptcy Estates to take all actions required to implement this Settlement Agreement, and (c) dismissing with prejudice all adversary proceedings or contested matters brought by any of the Committee, the Bankruptcy Estates or NEAG that at any time may be pending against UBS in any of the cases.



                  B. Additional Release Effective Date. The effectiveness of the Additional Releases is contingent upon the occurrence of the following ("Additional Release Effective Date"): (1) the occurrence of the Effective
Date; and (2) entry of an order or orders of the Bankruptcy Court (a) approving settlement agreements between the Committee and each of the Utilities and SPC that include releases with respect to UBS in form and substance acceptable to UBS, and (b) dismissing with prejudice all adversary proceedings or contested matters that at any time may be pending against UBS in any of the Cases.


         12. Notices. Any notice required or permitted to be given shall be in writing and shall be (i) personally delivered, (ii) transmitted by first class mail, postage prepaid, or (iii) transmitted by telecopier (with a copy sent by first class mail, postage prepaid) to the relevant party at the address set forth below:

                  If to UBS:

                  Mr. G. Christian Ullrich
                  Managing Director
                  Union Bank of Switzerland
                  299 Park Avenue
                  New York, New York 10171-0026
                  Telecopy No. (212) 821-3008

                  If to the Liquidating Trustee:

                  Mr. David J. Beckman
                  Price Waterhouse LLP
                  200 E. Randolph Drive, Suite 7600
                  Chicago, Illinois 60601
                  Telecopy No. (312) 856-1916


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         Notice to either party shall be effective (i) if delivered personally, on the date of receipt, (ii) if by mail, 3 business days after such notice is deposited in the mail, addressed as above provided, or (iii) if by telecopier, when transmitted to the appropriate number as set forth above and the appropriate confirmation of transmission is received, or the date of receipt of the mail confirmation, whichever shall first occur. Any party may change its address for purposes hereof in a notice specifically designated as a notice of change of address to the other party.

         13. Consent to Settlement Agreement. The Bankruptcy Estates and the Committee are fully apprised of the merits of the UBS Claims, support the approval of this Settlement Agreement, and waive any notice of this Settlement Agreement that may be required.

         14. Representations. The parties represent that they are the proper parties to enter into this Settlement Agreement and that, other than Bankruptcy Court approval, they possess all requisite power and authority to enter into this Settlement Agreement. UBS further represents that as of the date hereof it is the only party entitled to receive payment with respect to the UBS Claims, that it owns the UBS Claims and that it has not assigned the UBS Claims. UBS shall notify the Liquidating Trustee in writing at the address provided on the signature pages for the Committee's counsel of any assignment of the Allowed Claims made after the date hereof and the identity of any assignee.

         15. Further Assurances. The parties agree that they will cooperate in executing all documents necessary to effectuate this Settlement Agreement.

         16. Integration and Amendment. This Settlement Agreement constitutes the entire Agreement entered into by the parties regarding the subject matter hereof and this Settlement Agreement may not be amended, altered, modified or otherwise changed except by writing executed by a duly authorized representative of each of the parties hereto or thereto. Any material modification of this Settlement Agreement shall be subject to the approval of the Bankruptcy Court.

         17. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which when taken together shall constitute one and the same document.

         18. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado, without regard to Colorado choice of law provisions and except to the extent that it is governed by the United States Bankruptcy Code.

         19. Jurisdiction and Venue. The Bankruptcy Court shall have jurisdiction to resolve all disputes concerning the interpretation and enforcement of this Settlement Agreement.

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



         20. No Admission. This Settlement Agreement is a settlement of disputes between the parties hereto regarding the UBS Claims. Nothing contained herein, nor the execution hereof, shall be admissible in any subsequent litigation regarding the UBS Claims nor shall be deemed an admission against interest.

         21. Successor in Interest. After the Effective Date, any reference to any of the Bankruptcy Estates shall, where appropriate, be deemed to be a reference to the Liquidating Trust and/or the Liquidating Trustee.

SETTLED AND AGREED TO BY:

LeBoeuf, Lamb, Greene                          CSI Enterprises, Inc.
& MacRae, L.L.P.                               Debtor-in-Possession

By:    /S/                                     By:
      ----------------------                      ----------------------
       Carl A. Eklund
       James L. Ruemoeller                     NUEXCO Trading Corp.

ATTORNEYS FOR THE OFFICIAL                     By:
JOINT CREDITORS' COMMITTEE                        ----------------------

                                               Energy Fuels Exploration Co.
Union Bank of Switzerland                      Debtor-in-Possession

By:    /S/                                     By:
       ---------------------                     -----------------------
       G. Christian Ullrich

Its:   Managing Director                       Energy Fuels, Ltd.
                                               Debtor-in-Possession
By:    /S/
       ---------------------
                                               By:    Energy Fuels Mining Joint
Its:   Managing Director                              Venture, Debtor-in-
                                                      Possession

       /S/
       ----------------------                  By:    First Concord Mining
Oren L. Benton                                        Corporation
Debtor-in-Possession                                  Its General Partner


                                               By:
Energy Fuels Mining Joint                             --------------------------
Venture
Debtor-in-Possession
By:    First Concord Mining
       Corporation
       Its General Partner


By:
       -----------------------
Its:   General Partner

                                     Oren L. Benton,
                                     Debtor-in-Possession

                                            /S/
                                            ------------------------------------

                                     CSI Enterprises, Inc.,
                                     Debtor-in-Possession

                                     By:    /S/
                                            ------------------------------------
                                            Oren L. Benton, Chairman




                                     NUEXCO Trading Corporation,
                                     Debtor-in-Possession


                                     By:    /S/
                                            ------------------------------------
                                            Oren L. Benton, Chairman


                                     Energy Fuels Exploration Company,
                                     Debtor-in-Possession


                                     By:    /S/
                                            ------------------------------------
                                            Oren L. Benton, Chairman


                                     Energy Fuels, Ltd., Debtor-in-Possession
                                     By:    Energy Fuels Mining Joint Venture,
                                            Debtor-in-Possession, Its General
                                            Partner
                                     By:    First Concord Mining Corporation
                                     Its General Partner


                                     By:    /S/
                                            ------------------------------------
                                            Oren L. Benton, Chairman


                                     Energy Fuels Mining Joint Venture
                                     Debtor-in-Possession
                                     By:    First Concord Mining Corporation
                                     Its General Partner


                                     By:    /S/
                                            ------------------------------------
                                            Oren L. Benton, Chairman